Exhibit 14.1

[LETTERHEAD OF BARBIER FRINAULT & AUTRES]

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the following Registration Statements on Form S-8: (i) The Form S-8 Registration Statement (File no. 333-13024) for Total (then TotalFinaElf), filed with the SEC on December 27, 2000, (ii) The Form S-8 Registration Statement (File no. 333-13214) for Total (then TotalFinaElf), filed with the SEC on February 28, 2001, (iii) The Form S-8 Registration Statement (File no. 333-103815) for Total (then TotalFinaElf), filed with the SEC on March 14, 2003, (iv) The Pre-Effective Amendment No. 3 to Form F-3 (File no. 333-104463 and no. 333-104463-01) for Total and Total Capital, filed with the SEC on September 24, 2003 and (v) The Form S-8 Registration Statement (File no. 333-113747) for Total, filed with the SEC on March 19, 2004, of our report on the consolidated balance sheets of Total S.A. (“Total”) and its subsidiaries as of December 31, 2003, 2002 and 2001, the related consolidated statements of income, cash flows and changes in shareholders’ equity for each of the three years in the period ended December 31, 2003, and the related financial statement schedule, all expressed in euros, dated February 19, 2004 (except for Note 32 which is as of June 2, 2004) and all references to our firm included in Total’s Annual Report on Form 20-F for the fiscal year ended December 31, 2003.

/s/ BARBIER FRINAULT & AUTRES

BARBIER FRINAULT & AUTRES
(Ernst & Young Network)

Paris France
June 3, 2004